EXHIBIT 99.6
DELIVERY OF FINAL OPINION IS SUBJECT TO COMPLETION OF GOODWIN PROCTER LLP’S
OPINION PRE-CLEARANCE PROCEDURES*
[Date]
RehabCare Group, Inc.
7733 Forsyth Avenue
Suite 2300
Clayton, Missouri 63105
Ladies and Gentlemen:
     We have acted as counsel to Triumph HealthCare Holdings, Inc., a Delaware corporation (the “Company”), in connection with the proposed merger of RehabCare Merger Sub Corporation, a Delaware corporation (“Merger Sub”), with and into the Company pursuant to the Agreement and Plan of Merger, dated as of November 3, 2009 (the “Merger Agreement”), by and among the Company, Merger Sub, RehabCare Group, Inc., a Delaware corporation, RehabCare Group East, Inc. and RehabCare Hospital Holdings, LLC, a Delaware limited liability company. We are furnishing this opinion letter to you pursuant to Section 3.2(n) of the Merger Agreement. Capitalized terms that are defined in the Merger Agreement and not otherwise defined in this opinion letter are used in this opinion letter as so defined.
     We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on representations in the Merger Agreement, the Certificate of Merger and certificates of officers of the Company.
     Our opinion regarding valid existence and good standing in numbered paragraph 1 is based solely on a certificate of the Delaware Secretary of State and, in the case of valid existence, a review of the Company’s certificate of incorporation and an officer’s certificate confirming that the Company has taken no action looking to its dissolution.
     We note that the Merger Agreement provides that it is to be governed by Delaware law. Except with respect to those portions of the Merger Agreement that are governed by the Delaware General Corporation Law, the opinion in numbered paragraph 3 below regarding the validity, binding effect and enforceability of the Merger Agreement is given as though the Merger Agreement was governed by the internal law of Massachusetts.
     The opinions set forth below are limited to Massachusetts law, the Delaware General Corporation Law and the federal law of the United States.
     Based upon the foregoing and subject to the additional qualifications set forth below, we are of the opinion that:

     1. The Company is validly existing as a corporation in good standing under Delaware law.
     2. The Company has the corporate power to execute and deliver the Merger Agreement and perform its obligations thereunder.
     3. The Merger Agreement has been duly authorized, executed and delivered by the Company and constitutes its valid and binding obligation, enforceable against it in accordance with its terms.
     4. The execution and delivery by the Company of the Merger Agreement and the performance by the Company of its obligations under the Merger Agreement do not and will not (i) violate Delaware General Corporation Law or any Massachusetts or federal law or (ii) violate the Company’s certificate of incorporation or by-laws.
     5. Other than the filing of the Certificate of Merger with, and its acceptance by, the Secretary of State of the State of Delaware in accordance with the Delaware General Corporation Law, no consent, approval, license or exemption by, order or authorization of, or filing, recording or registration with any Delaware governmental authority pursuant to the Delaware General Corporation Law or any Massachusetts or federal governmental authority is required to be obtained or made by the Company in connection with the execution and delivery by the Company of the Merger Agreement or the performance by it of its obligations thereunder, other than those that have been obtained or made.
     6. Upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the Merger Agreement and its acceptance by the Secretary of State of the State of Delaware, the Merger will be effective in accordance with the Delaware General Corporation Law.
     We are not representing the Company in any pending litigation in which it is a named defendant that challenges the validity or enforceability of, or seeks to enjoin the performance of, the Merger Agreement.
     The opinions expressed above are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.
     We express no opinion as to the validity, binding effect and enforceability of provisions in the Merger Agreement to the extent they may require indemnification or contribution for liabilities arising under securities laws and to the choice of forum for resolving disputes.
     Our opinions expressed above do not address Delaware case law or Massachusetts law as it applies to the fiduciary duties of directors with respect to the authorization, enforceability or validity of the Merger Agreement, including without limitation, whether or not the provisions of the Merger Agreement (either alone or when taken together with any other agreements relating to the transactions contemplated thereby) constitute coercive or preclusive deal protection devices or impermissibly limit the directors’ exercise of their fiduciary duties, including with respect to their ability to respond to third party proposals.
     Without limiting the general principle that this opinion is not applicable to certain laws which are understood as a matter of customary practice not to be covered unless expressly addressed, we express no opinion as to any consents, approvals, notice or similar requirements or obligations of the Company arising out of any healthcare, hospital or health-related law, regulation, statute or ordinance due to or in favor of any federal, state or local governmental or quasi-governmental authority.
     This opinion letter and the opinions it contains shall be interpreted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association’s Business Law Section as published in 53 Business Lawyer 831 (May 1998).
     This opinion letter is being furnished only to you for your use solely in connection with the Merger Agreement and the transactions contemplated thereby, and neither it nor the opinions it contains may be relied on for any other purpose or by anyone else.

Very truly yours,

GOODWIN PROCTER llp

3